UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):

October 1, 2014

CHINA RECYCLING ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-12536	90-0093373

(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification
incorporation)		No.)

12/F, Tower A

Chang An International Building

No. 88 Nan Guan Zheng Jie

Xi An City, Shan Xi Province

China 710068
 (Address of principal executive offices, including zip code)

(86-29) 8769-1097
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On July 8, 2014, China Recycling Energy Corporation (the “Company”) entered into a Standby Equity Distribution Agreement (the “Equity Distribution Agreement”) with YA Global Master SPV Ltd., a Cayman Islands exempt limited partnership (the “Investor”), pursuant to which the Investor committed to purchase, subject to certain restrictions and conditions, up to $50,000,000 of the Company’s common stock, and the Equity Distribution Agreement will become effective on the date on which the Securities and Exchange Commission (the “SEC”) declares effective a registration statement registering the resale of the shares to be sold pursuant to the Equity Distribution Agreement by the Company to the Investor.

On October 1, 2014, the Company provided a written notice to the Investor of the termination of the Equity Distribution Agreement pursuant to Section 11.02 (b) of the Equity Distribution Agreement.  The Company has decided to terminate the Equity Distribution Agreement because it does not intend to utilize the Equity Distribution Agreement to raise capital at current stock price levels and no registration statement under the Equity Distribution Agreement has been filed with SEC as of the date of the termination notice. The termination of the Equity Distribution Agreement will be effective fifteen trading days after  the written notice to the Investor.

The foregoing description of the Equity Distribution Agreement is not complete and is qualified in its entirety by reference to the full text of the Equity Distribution Agreement as amended, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed with this report.

Exhibits Number	Description
10.1	Standby Equity Distribution Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Recycling Energy Corporation

Date: October 2, 2014	/s/ David Chong
David Chong, Chief Financial Officer